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For immediate release

Contact: John K. Hall

Director of Corporate Communications

P.O. Box 320

Cresco, IA 52136

Ph. (563) 547-6000

FEATHERLITE POSTS THIRD-QUARTER EARNINGS

Increase of 12.6% in 3Q sales spurs continued earnings rebound

CRESCO, Iowa, October 30, 2003—Featherlite, Inc. (Nasdaq: FTHR), a leading manufacturer and marketer of specialty aluminum trailers and luxury motorcoaches, today reported net income of $467,000 on sales of $45.7 million for the third quarter of 2003, which ended September 30th. This compares with net income of $753,000, which included a one-time $535,000 income tax benefit, on sales of $40.6 million for the third quarter of 2002. Featherlite’s consolidated net sales for the third quarter of 2003 rose 12.6% from the third quarter of 2002. On a diluted per share basis, the Company earned 6 cents per share for the third quarter of 2003 versus 11 cents per share in the same period of 2002.

Featherlite’s net sales and income before taxes for the third quarter continued a rebound begun in the second quarter of 2003. Positive third quarter results in 2003 were primarily a result of higher gross margins due to the increase in sales volume.

Nine months ended Sept. 30, 2003

On a year to date basis, net sales of $134.8 million for the nine months ended September 30, 2003 are $14 million, or 9.4% lower than 2002 net sales of $148.8 million for the same period. Featherlite’s net income for the nine-month period ending September 30, 2003, was $689,000 or $.09 cents per diluted share. This compares with net income of $2.9 million, or $.40 per share for the same nine month period in 2002.

The year to date decrease in profitability is due primarily to reduced gross revenues occurring in the first quarter of 2003 as well as non-recurrence of the income tax benefit received in 2002. Management believes the buildup to the war in Iraq coupled with a slow national economic recovery had a chilling effect on both consumer confidence and buying patterns in the first quarter of 2003 that only now are showing signs of improvement

Outlook

“With improved operating results in the third quarter, we continue to be encouraged by Featherlite’s earnings rebound following the first quarter of this year,” Conrad Clement, chairman and chief executive officer, said. “In addition, we are seeing a positive expansion in trailer division sales orders with backlog increasing substantially in October. Our backlog of motorcoach orders remains strong. We believe Featherlite continues to expand its market share position, and, though cautious, we look forward to sustained growth and improved bottom line performance in the fourth quarter and beyond as the economy improves.”

About Featherlite

Featherlite, Inc., is an innovative leader in designing, manufacturing and marketing high quality aluminum specialty trailers, transporters and luxury motorcoaches. With more that 75 percent of its business in the leisure, recreation and entertainment categories, Featherlite has highly diversified product lines offering hundreds of standard model and custom-designed aluminum specialty trailers, specialized transporters, mobile marketing trailers and luxury motorcoaches.

Featherlite® is the “Official Trailer” of NASCAR, Champ Car, Indy Race League (IRL), SPORTSCAR and World of Outlaws (W.O.O.) and is a major sponsor of National Hot Rod Association (NHRA). Featherlite also is sponsor of many equine and livestock events and its products are displayed in over 1,000 fairs, trade shows, races and other events throughout North America each year. Through its Featherlite Vantare’® product line, Featherlite is the “Official Luxury Motorcoach” of NASCAR, IRL, SPORTSCAR, Breeders’ Cup Invitational and the World Billfish Series. For more information about the Company, please visit Featherlite’s website at www.fthr.com/news.

Featherlite, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	Sept 30, 2003	Dec. 31, 2002
ASSETS
Current assets
Cash	$153	$218
Receivables	6,801	6,117
Refundable income taxes	—	1,129
Inventories	56,502	61,459
Prepaid expenses	936	2,010

Total current assets	64,392	70,933
Property and equipment, net	16,349	16,697
Other assets	3,678	4,641

	$84,419	$92,271

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities
Wholesale financing and other notes payable	$20,138	$25,963
Current maturities of long-term debt	6,836	7,886
Bank line of credit	6,498	6,799
Subordinated convertible debt	1,500	1,500
Checks issued not yet presented	2,122	1,408
Accounts payable	3,366	3,423
Motorcoach shell costs payable	5,743	5,655
Current portion trade creditor repayment plan	2,317	2,515
Accrued liabilities	8,465	8,375
Customer deposits	797	1,317

Total current liabilities	57,782	64,841
Long-term debt, net of current maturities	7,373	7,230
Trade creditor plan, net of current portion	524	2,170
Other long-term liabilities	96	75
Shareholders’ equity	18,644	17,955

	$84,419	$92,271

FEATHERLITE, INC

Condensed Statements of Income

(Unaudited)

(In Thousands, except for per share data)

	Three months Ended September 30,		Nine months Ended September 30,
	2003	2002	2003	2002
Net Sales	$45,731	$40,601	$134,805	$148,830
Cost of Sales	39,376	34,768	116,801	127,472

Gross profit	6,355	5,833	18,004	21,358
Selling and administrative expenses	5,200	4,918	15,453	15,703
Restructure credit	—	—	(70)	—

Income from operations	1,155	915	2,621	5,655
Other income (expense)
Interest	(554)	(688)	(1,857)	(2,281)
Other, net	129	(9)	406	215

Total other expense	(425)	(697)	(1,451)	(2,066)

Income before taxes	730	218	1,170	3,589
Minority interest in subsidiary loss	13	—	66	—
(Provision) benefit for income taxes	(276)	535	(547)	(712)

Net income	$467	$753	$689	$2,877

Net income per share—
Basic	$0.07	$0.12	$0.11	$0.44

Diluted	$0.06	$0.11	$0.09	$0.40

Weighted average shares outstanding—
Basic	6,535	6,535	6,535	6,535

Diluted	7,256	7,168	7,264	7,107

Safe Harbor Statement under the Private Securities Litigation Reform Act: Certain statements in this report, and in the Company’s Form 10-K and other filings with the SEC, are forward-looking in nature and relate to trends and events that may affect the Company’s future financial position and operating results. Any statement that is not a historical fact, including those involving estimates, projections, future trends and the outcome of events that have not yet occurred, are forward-looking statements. The words “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements speak only as of the date of this report, are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: our ability to receive waivers of financial covenant violations as necessary, product demand and acceptance of products in each segment of the Company’s markets, fluctuations in the price of aluminum, competition, facilities utilization, the availability of additional capital as may be required to finance any future net liquidity deficiency, and certain other unanticipated events and conditions. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, other than as required by law.